Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-04731, 333-52565, 333-118694 and 333-145248) of TechTeam Global, Inc. of our report dated June 11, 2007, with respect to the financial statements of NewVectors LLC, included in this Current Report on Form 8-K/A of TechTeam Global, Inc., dated May 31, 2007.
/s/ ERNST & YOUNG LLP
August 14, 2007
Detroit, Michigan

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